EXHIBIT 99.1

Trikon Technologies, Inc. Ringland Way, Newport, NP18 2TA, United Kingdom.

Press Release

TRIKON TECHNOLOGIES REPORTS RESULTS FOR SECOND QUARTER 2003

Highest quarterly orders since the fourth quarter of 2000 takes book to bill to 1.9:1

NEWPORT, Wales, United Kingdom, July 24, 2003 — Trikon Technologies, Inc. (Nasdaq: TRKN) today reported results for its second fiscal quarter ended June 30, 2003.

Revenues for the quarter were $6.0 million, a decrease of 29 percent on $8.5 million for the second quarter of 2002. Revenue for the six months ended June 30, 2003 were $11.1 million, a decrease of 33 percent on the comparable revenue of $16.5 million for the six month period in the prior year.

“Trikon is reporting the highest quarterly orders, $11.4 million, since the fourth quarter of 2000,” said Dr. Jihad Kiwan, president and chief executive officer, “creating a quarterly net book to bill ratio of 1.9:1. Quarterly revenues were also up 18 percent sequentially on the first quarter of 2003.”

Operating loss was $8.5 million compared to an operating loss of $4.4 million for the second quarter of 2002 and for the six months ended June 30, 2003 the operating loss was $15.6 million compared to $9.4 million in the six months ended June 30, 2002.

Operating losses for the three and six month period ended June 30, 2003 include a non-cash charge of $2.0 million or $0.15 per share and $2.7 million or $0.21 per share respectively relating to the partial settlement of the Company’s defined benefit pension plan and related costs.

In addition to the non-cash charge, operating loss for the second quarter is stated after a charge of $590,000 with respect to the reduction in force which was initiated and completed in the quarter and non-recurring expenditures of approximately $700,000 for United Kingdom social security charges relating to the vesting of restricted stock in the quarter, costs associated with our contested shareholders meeting in May and transition arrangements relating to the changeover of chief executive officer.

Net loss applicable to common shares for the quarter was $8.1 million, or $0.60 per share, compared to a net loss of $4.7 million, or $0.37 per share for the second quarter of 2002. Net loss applicable to common shares for the six months ended June 30, 2003 was $15.4 million, or $1.17 per share, compared to a net loss of $8.5 million, or $0.69 per share for the six month period ended June 30, 2002.

Dr. Kiwan continued, “I am confident that the changes now underway within the company will enable our sales to more fully demonstrate the quality of Trikon’s product and service offerings.”

“This quarter’s results contain significant non recurring charges that add about 25 cents per share to the loss for the quarter,” said Bill Chappell, chief financial officer. “While the effect of these charges were partially offset by a gain on foreign currency of 3 cents per share, these items mask what would otherwise have been an improved performance on the first quarter, both in terms of revenues and margins.”

Mr. Chappell continued, “The balance sheet remains strong with $30.3 million in cash and cash equivalents at June 30, 2003. To further improve Trikon’s financial condition we have also entered into a two-year revolving credit facility for 5.0 million British pounds ($8.3 million at quarter end exchange rates) with our bank. This replaces the final payment of 5.0 million British pounds due in March 2004 on our existing term loan repayable and thereby provides us with a continued line of credit until June 2005.”

Investor Conference Call and Webcast
There will be a conference call at 10:30 am New York time today, hosted by Dr. Jihad Kiwan, president and CEO to discuss the results for the second quarter and the outlook for remainder of 2003 and beyond. A live and subsequently recorded audio webcast of the call will be available at www.trikon.com

About Trikon Technologies
Trikon Technologies, Inc. offers a range of dry processing equipment for the deposition and etching of structures for semiconductor, MST and photonics device production. More details may be found at Trikon’s website www.trikon.com.

Trikon Technologies Contacts

Corporate contact: Carl Brancher, Trikon Technologies Inc.	+44 1633 414000	carl.brancher@trikon.com

US Investor Relations contact: Kevin Kirkeby, Golin/Harris International	+1 212 697-9191	kkirkeby@golinharris.com

“Safe Harbor” Statement Under the Private Securities Litigation Act of 1995: This news release contains certain forward-looking statements that include, without limitation statements by Dr. Kiwan and Bill Chappell about future order and sales levels, Trikon’s financial condition and the availability of credit. These forward-looking statements are subject to various risks and uncertainties that could cause results to differ materially, including, but not limited to the present economic conditions within the semiconductor capital equipment industry, demand for Trikon’s products and services and Trikon’s ability to comply with its bank covenants. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the Company's business, and should be read in conjunction with the more detailed cautionary statements included in the company’s SEC reports, including, without limitation, its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

-Tables Follow-

Trikon Technologies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2003	December 31, 2002

	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$30,329	$42,557
Accounts receivable, net	8,921	8,948
Inventories, net	19,904	20,486
Prepaid and other current assets	2,101	2,671

Total current assets	61,255	74,662

Property, equipment and leasehold improvements, net	18,009	19,636
Demonstration systems, net	1,638	2,669
Other assets	188	221

Total assets	$81,090	$97,188

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$5,848	$4,510
Current portion of long-term debt	15,053	8,651
Deferred revenue	1,609	1,169
Other current liabilities	3,867	5,288

Total current liabilities	26,377	19,618

Long-term debt less current portion	363	10,717
Pension obligations	743	5,313
Other non-current liabilities.	950	1,020

	28,433	36,668

Total shareholders’ equity	$52,657	$60,520

Total liabilities and shareholders’ equity	$81,090	$97,188

Trikon Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except for per share data)

	Three Months ended		Six Months ended

	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002

Revenues:
Product revenues	$5,967	$8,462	$11,071	$16,462
License revenues	49	50	49	50

	6,016	8,512	11,120	16,512
Costs and expenses:
Cost of goods sold	4,804	5,467	9,144	11,238
Research and development	2,323	2,542	4,641	4,821
Selling, general and administrative	5,420	4,900	10,220	9,835
Settlement of pension liabilities and related expenses	2,017	–	2,723	–

	14,564	12,909	26,728	25,894

Loss from operations	(8,548)	(4,397)	(15,608)	(9,382)
Foreign currency gains (losses)	433	(769)	155	(658)
Interest income, net	112	25	210	18

Loss before income tax charge (credit)	(8,003)	(5,141)	(15,243)	(10,022)
Income tax charge (credit)	134	(465)	158	(1,563)

Net loss	$(8,137)	$(4,676)	$(15,401)	$(8,459)

Loss per share data:
Basic:	$(0.60)	$(0.37)	$(1.17)	$(0.69)
Diluted:	$(0.60)	$(0.37)	$(1.17)	$(0.69)
Weighted average common shares used in the calculation:
Basic:	13,494	12,664	13,187	12,192
Diluted:	13,494	12,664	13,187	12,192